Exhibit 99.1

Contacts:	Wm. Stacy Locke, President & CEO Pioneer Drilling Company (210) 828-7689
Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG&E / (713) 529-6600

PIONEER DRILLING APPOINTS TWO NEW DIRECTORS

SAN ANTONIO, Texas, October 6, 2008 – Pioneer Drilling Company (AMEX: PDC) announced today that it has appointed John Michael Rauh and Scott D. Urban to serve on its Board of Directors.

“We welcome John and Scott as the newest members of our Board,” said Dean A. Burkhardt, Chairman of Pioneer’s Board of Directors. “The skills and experience these new directors bring to the table will certainly be beneficial as we continue to become a premier multi-national oilfield services provider.”

Mr. Rauh served as Vice President and Corporate Controller of Kerr-McGee Corporation from 2001 until his retirement in 2006, where he was responsible for worldwide accounting, tax and Sarbanes-Oxley 404 compliance. He also served as a Founding Director of Kerr-McGee’s chemical operations spin-off. Mr. Rauh joined Kerr-McGee in 1981 and served in varying capacities, including Treasurer, Controller and Assistant Controller. Prior to joining Kerr-McGee, Mr. Rauh was an auditor with Arthur Young & Company, which merged with Ernst & Whinney in 1989 to form Ernst & Young. Mr. Rauh is a Certified Public Accountant. He received a Masters Degree in accounting from Oklahoma State University and a Bachelor’s Degree in accounting and economics from Northwestern Oklahoma State University.

Mr. Urban is a partner in Edgewater Energy Partners, a consulting firm focused on the oil and gas exploration and production industry and assisting private equity firms with upstream investments. Mr. Urban served as Group Vice President, Upstream, for BP PLC from 2004 to 2005 and served as BP’s Group Vice President, North Sea Operations, from 2000 to 2004. Prior to joining BP, Mr. Urban held a variety of management positions with Amoco Corporation, including Group Vice President, Worldwide Exploration and Upstream Business Unit Manager, China. Mr. Urban received a Master’s Degree in geology and a Bachelor’s Degree in earth science from Bowling Green State University.

Mr. Urban currently serves on the Board of Directors of Noble Energy, Inc. and has served as a board member of the UK Offshore Operators Association, the Business Council for International Understanding and the Netherlands Oil and Gas Exploration and Production Association.

About Pioneer Drilling Company

Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia though its Drilling Services Division. The Company also provides workover rig, wireline, and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Production Services Division. Its fleet consists of 69 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet, 69 workover rigs (64 550-horsepower rigs, four 600-horsepower rigs and one 400-horsepower rig), 54 wireline units, and fishing and rental tools.

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